News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2024 RESULTS

Clearfield, Pennsylvania – January 28, 2025

CNB Financial Corporation (“Corporation”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the three and twelve months ended December 31, 2024.

Executive Summary

•Net income available to common shareholders ("earnings") was $14.0 million, or $0.66 per diluted share, for the three months ended December 31, 2024, compared to earnings of $12.9 million, or $0.61 per diluted share, for the three months ended September 30, 2024. The quarterly increase was a result of an increase in net interest income combined with a reduction in non-interest expense, partially offset by a decrease in non-interest income, as discussed in more detail below. The increase in fourth quarter 2024 earnings and diluted earnings per share when compared to earnings of $12.9 million, or $0.62 per diluted share, in the quarter ended December 31, 2023 was primarily due to increases in both net interest income and non-interest income, coupled with a decrease in non-interest expense, partially offset by an increase in the provision for credit losses.

•Earnings were $50.3 million, or $2.39 per diluted share, for the twelve months ended December 31, 2024, compared to earnings of $53.7 million, or $2.55 per diluted share, for the twelve months ended December 31, 2023. The decrease in earnings and diluted earnings per share comparing the twelve months ended December 31, 2024 to the twelve months ended December 31, 2023 was primarily due to the rise in deposit costs year over year, as discussed in more detail below.

•At December 31, 2024, loans totaled $4.5 billion excluding the balances of syndicated loans. This adjusted total of $4.5 billion in loans represented a quarterly increase of $6.6 million, or 0.15% (0.58% annualized), compared to the same adjusted total loans measured as of September 30, 2024, and a year-over-year increase of $169.4 million, or 3.88%, compared to the same adjusted total loans measured as of December 31, 2023. The increase in loans for the quarter ended December 31, 2024 compared to the quarter ended September 30, 2024 was primarily driven by commercial and residential real estate growth across our regions, including growth in CNB's Private Banking division. This growth was partially offset by a larger volume of loan payoffs during the quarter. The year-over-year growth in loans as of December 31, 2024 compared to loans as of December 31, 2023 resulted primarily from growth in commercial and residential real estate loans in the Corporation's more recent expansion markets of Cleveland, OH and Roanoke, VA. Additional growth occurred in commercial and residential real estate loans in the Columbus, OH market, commercial industrial loans in the Erie, PA market, and residential real estate loans in CNB Bank’s Private Banking division.

◦At December 31, 2024, the Corporation's balance sheet reflected an increase in syndicated lending balances of $10.4 million compared to September 30, 2024. The increase in syndicated lending balances was the result of the Corporation identifying loans with the combination of meeting the Corporation’s traditionally disciplined high credit quality standards, and with favorable yields versus investment alternatives. Year over year, the Corporation's balance sheet reported a decrease in syndicated lending balances of $28.8 million compared to December 31, 2023, resulting from scheduled paydowns or early payoffs of certain syndicated loans. The syndicated loan portfolio totaled $79.9 million, or 1.73% of total loans, at December 31, 2024, compared to $69.5 million, or 1.51% of total loans, at September 30, 2024 and $108.7 million, or 2.43% of total loans, at December 31, 2023. The Corporation closely manages the level and composition of its syndicated loan portfolio to ensure it continues to provide a high credit quality, profitable use of excess liquidity to complement the Corporation’s loan growth from its in-market customer relationships.

•At December 31, 2024, total deposits were $5.4 billion, reflecting a quarterly increase of $154.4 million, or 2.96% (11.78% annualized), compared to September 30, 2024, and a year-over-year increase of $372.6 million, or 7.45%, compared to total deposits measured as of December 31, 2023. The increase in deposit balances compared to September 30, 2024 was primarily attributable to an increase in retail and business savings and retail time deposits. Additional deposit and liquidity profile details were as follows:

◦At December 31, 2024, the total estimated uninsured deposits for CNB Bank were approximately $1.5 billion, or approximately 27.71% of total CNB Bank deposits. However, when excluding $101.9 million of affiliate company deposits and $429.0 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $986.0 million, or approximately 18.01% of total CNB Bank deposits as of December 31, 2024.

▪The level of adjusted uninsured deposits at December 31, 2024 was relatively unchanged compared to the level at September 30, 2024, when the total estimated uninsured deposits for CNB Bank were approximately $1.5 billion, or approximately 28.50% of total CNB Bank deposits. Excluding $103.1 million of affiliate company deposits and $462.7 million of pledged-investment collateralized deposits, the adjusted amount and percentage of total estimated uninsured deposits was approximately $950.6 million, or approximately 17.87% of total CNB Bank deposits as of September 30, 2024.

◦At December 31, 2024, the average deposit balance per account for CNB Bank was approximately $34 thousand, which has remained consistently at this level for an extended period. CNB Bank has experienced increases in the volume of business deposits, as well as retail customer household deposits, including those that continue to be added after the 2023 launches of (i) CNB Bank’s “At Ease” account, a service for U.S. service member and veteran families, and (ii) CNB Bank's women-focused banking division, Impressia Bank.

◦At December 31, 2024, the Corporation had $375.0 million of cash equivalents held in CNB Bank’s interest-bearing deposit account at the Federal Reserve. These excess funds, when combined with collective contingent liquidity resources of $4.6 billion including (i) available borrowing capacity from the Federal Home Bank of Pittsburgh ("FHLB") and the Federal Reserve, and (ii) available unused commitments from brokered deposit sources and other third-party funding channels, including previously established lines of credit from correspondent banks, resulted in the total on-hand and contingent liquidity sources for the Corporation as of December 31, 2024 to be approximately 5.0 times the estimated amount of adjusted uninsured deposit balances discussed above.

•At December 31, 2024, September 30, 2024 and December 31, 2023, the Corporation had no outstanding short-term borrowings from the FHLB or the Federal Reserve's Discount Window.

•At December 31, 2024, the Corporation's pre-tax net unrealized losses on available-for-sale and held-to-maturity securities totaled $74.8 million, or 12.25% of total shareholders' equity, compared to $62.5 million, or 10.30% of total shareholders' equity, at September 30, 2024 and $82.2 million, or 14.40% of total shareholders' equity, at December 31, 2023. The change in unrealized losses during the fourth quarter 2024 was primarily due to changes in the yield curve compared to the third quarter of 2024, coupled with the Corporation’s scheduled bond maturities, which were all realized at par. Importantly, all regulatory capital ratios for the Corporation would still exceed regulatory “well-capitalized” levels as of December 31, 2024, September 30, 2024, and December 31, 2023 if the net unrealized losses at the respective dates were fully recognized. Additionally, the Corporation maintained approximately $100.7 million of liquid funds at its holding company, which more than covers the $74.8 million in unrealized losses on investments held primarily in its wholly-owned banking subsidiary, as an immediately available source of contingent capital to be down-streamed to CNB Bank, if necessary.

•Total nonperforming assets were approximately $59.5 million, or 0.96% of total assets, as of December 31, 2024, compared to $42.0 million, or 0.70% of total assets, as of September 30, 2024, and $31.8 million, or 0.55% of total assets, as of December 31, 2023. The increase in nonperforming assets for the three months ended December 31, 2024 compared to the three months ended September 30, 2024 was primarily due to one commercial multifamily relationship totaling $20.4 million with a specific reserve balance of $885 thousand. Management does not believe there is a risk of significant additional loss exposure beyond the specific reserves related to this loan relationship and is actively working with the borrower and their real estate broker to facilitate the sale of the property. The increase in non-performing assets at December 31, 2024 compared to December 31, 2023 was due to the loan relationship discussed above, as well as certain commercial and industrial and owner-occupied commercial real estate relationships as previously disclosed in the second quarter of 2024 and a commercial relationship (consisting of various loan types) in the third quarter of 2024. For the three months ended December 31, 2024, net loan charge-offs were $2.1 million, or 0.19% (annualized) of average total loans and loans held for sale, compared to $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2024, and $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale, during the three months ended December 31, 2023. The increase in net loan charge-offs during the quarter ended December 31, 2024 was primarily related to (i) an owner-occupied commercial real estate relationship with a charge-off of $750 thousand (remaining balance of approximately $3.8 million with specific reserves of $1.4 million), and (ii) a nonowner-occupied commercial real estate relationship for $625 thousand (no remaining balance).

•Pre-provision net revenue ("PPNR"), a non-GAAP measure, was $21.6 million for the three months ended December 31, 2024, compared to $19.7 million and $18.4 million for the three months ended September 30, 2024 and December 31, 2023, respectively.1 The fourth quarter 2024 PPNR, when compared to the third quarter of 2024, reflected increases in net interest income and reductions in non-interest expense, partially offset by a reduction in quarterly non-interest income. The increase in PPNR for the three months ended December 31, 2024, compared to the three months ended December 31, 2023 was primarily attributable to the increases in net interest income and non-interest income. PPNR was $76.6 million for the twelve months ended December 31, 2024 compared to $77.8 million for the twelve months ended December 31, 2023.1 The decrease in PPNR for the twelve months ended December 31, 2024 compared to the twelve months ended December 31, 2023 was primarily attributable to the significant year-over-year increase in deposit costs, coupled with increases in certain personnel costs (primarily from new offices and personnel added in the recently added expansion markets of Cleveland, OH and Roanoke, VA). Also, the Corporation incurred additional technology expenses for the recently completed full implementation of certain franchise-wide business development and customer relationship management applications.

1 This release contains references to certain financial measures that are not defined under U.S. Generally Accepted Accounting Principles ("GAAP"). Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. A reconciliation of these non-GAAP financial measures is provided in the "Reconciliation of Non-GAAP Financial Measures" section.

Commenting on the Corporation’s positive quarterly results, Michael Peduzzi, President and CEO of both the Corporation and CNB Bank, stated, "CNB’s performance for the fourth quarter of 2024 continued the favorable trend of increased earnings for each of the most recent three quarters. This favorable earnings trend is the result of a continued implementation of the fundamental strategic initiatives that we continue to focus on – deepening existing customer relationships while adding new clients in both interest-earning and fee-based activities, remaining committed to our traditionally disciplined loan and investment underwriting standards, employing risk-based and market-relevant loan and deposit pricing, and continuing solid risk measurement and management practices. While we remain confident in the continued growth and increasing profitability of our current multi-state core franchise, we are very excited by the prospect of expanding our business development model across all of our financial services, and realizing even greater back-office efficiencies of operating scale, with our recently announced plan to add over $2 billion in assets with our intended acquisition of ESSA Bancorp, Inc. ("ESSA Bancorp") and its banking subsidiary, ESSA Bank & Trust, based primarily in northeastern Pennsylvania (collectively, “ESSA”).

With full consideration of the impact of the prospective merger and the additional skilled employees and resources from both internal leadership development efforts and the ESSA employee base, we remain intently focused on achieving qualitative growth across our commercial, retail, and wealth management activities, while controlling the growth in staffing levels and overhead costs. Our collective Board and employee team is committed to our core strategic principles, including a focus on delivering increasing profitable and desirable financial services, while striving to most effectively realize the accretive value of our prospective acquisition, for the mutually beneficial and sustainable success of our valued investors and growing client base across our expanding franchise."

Other Balance Sheet Highlights

•Book value per common share was $26.34 at December 31, 2024, reflecting an increase from $26.13 at September 30, 2024 and $24.57 at December 31, 2023. Tangible book value per common share, a non-GAAP measure, was $24.24 as of December 31, 2024, reflecting an increase of $0.21, or 3.48% (annualized) from $24.03 as of September 30, 2024 and a year-over-year increase of $1.78, or 7.93%, from $22.46 as of December 31, 2023.1 The increases in book value per common share and tangible book value per common share from September 30, 2024 to December 31, 2024 were primarily due to a $10.2 million increase in retained earnings, partially offset by a $6.3 million increased in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio for the fourth quarter of 2024. The increases in book value per common share and tangible book value per common share from December 31, 2023 to December 31, 2024 were primarily due to (i) a $35.4 million increase in retained earnings over the twelve months ended December 31, 2024, (ii) the Corporation's repurchase of 23,988 common shares at a weighted average price of $18.38 in the second quarter of 2024, and (iii) a $2.5 million decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio for the past twelve months.

Loan Portfolio Profile

•As part of its lending policy and risk management activities, the Corporation tracks lending exposure by industry classification and type to determine potential risks associated with industry concentrations, and if any concentration risk issues could lead to additional credit loss exposure. In the current post-pandemic and relatively inflationary economic environment, the Corporation has continued to evaluate its exposure to the office, hospitality, and multifamily industries within its commercial real estate portfolio. Even given the Corporation’s historically sound underwriting protocols and high credit quality standards for borrowers in the commercial real estate industry segments, the Corporation monitors numerous relevant sensitivity elements, including occupancy, loan-to-value, absorption and cap rates, debt service coverage and covenant compliance, and developer/lessor financial strength both in the project and globally. At December 31, 2024, the Corporation had the following key metrics related to its office, hospitality and multifamily portfolios:

◦Commercial office loans:
▪There were 112 outstanding loans, totaling $113.7 million, or 2.47% of total Corporation loans outstanding;
▪There were no nonaccrual commercial office loans at December 31, 2024;
▪There were no past due commercial office loans at December 31, 2024; and
▪The average outstanding balance per commercial office loan was $1.0 million.

◦Commercial hospitality loans:
▪There were 170 outstanding loans, totaling $321.6 million, or 6.98% of total Corporation loans outstanding;
▪There were no nonaccrual commercial hospitality loans at December 31, 2024;
▪There were no past due commercial hospitality loans at December 31, 2024; and
▪The average outstanding balance per commercial hospitality loan was $1.9 million.

◦Commercial multifamily loans:
▪There were 225 outstanding loans, totaling $367.6 million, or 7.98% of total Corporation loans outstanding;
▪There were two nonaccrual commercial multifamily loan that totaled $20.7 million, or 5.62% of total multifamily loans outstanding. As previously discussed, one customer relationship did have a specific reserve of $885 thousand, while the other customer relationship did not have a related specific loss reserve at December 31, 2024;
▪There were three past due commercial multifamily loans that totaled $21.1 million, or 5.75% of total commercial multifamily loans outstanding at December 31, 2024; and
▪The average outstanding balance per commercial multifamily loan was $1.6 million.

The Corporation had no commercial office, hospitality or multifamily loan relationships considered by the banking regulators to be high volatility commercial real estate ("HVCRE") credits.

Performance Ratios

•Annualized return on average equity was 9.79% for the three months ended December 31, 2024, compared to 9.28% and 9.97% for the three months ended September 30, 2024 and December 31, 2023, respectively. Return on average equity was 9.21% for the twelve months ended December 31, 2024 compared to 10.54% for the twelve months ended December 31, 2023.

•Annualized return on average tangible common equity, a non-GAAP measure, was 10.90% for the three months ended December 31, 2024, compared to 10.33% and 11.27% for the three months ended September 30, 2024 and December 31, 2023, respectively.1 Return on average tangible common equity, a non-GAAP measure, was 10.25% for the twelve months ended December 31, 2024 compared to 11.98% for the twelve months ended December 31, 2023.1

•The Corporation's efficiency ratio was 63.68% for the three months ended December 31, 2024, compared to 66.34% and 67.66% for the three months ended September 30, 2024 and December 31, 2023, respectively. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP measure, was 63.02% for the three months ended December 31, 2024, compared to 65.58% and 66.93% for the three months ended September 30, 2024 and December 31, 2023, respectively.1 The decrease for the three months ended December 31, 2024 compared to the three months ended September 30, 2024 was primarily driven by an increase in net interest income, coupled with lower non-interest expenses, primarily due to decreases in salaries and benefits, as discussed in more detail below.

•The Corporation's efficiency ratio was 66.20% for the twelve months ended December 31, 2024, compared to 65.13% for the twelve months ended December 31, 2023. The efficiency ratio on a fully tax-equivalent basis, a non-GAAP ratio, was 65.47% for the twelve months ended December 31, 2024, compared to 64.45% the twelve months ended December 31, 2023.1

Revenue

•Total revenue (net interest income plus non-interest income) was $59.4 million for the three months ended December 31, 2024, an increase when compared to $58.5 million and $56.8 million for the three months ended September 30, 2024 and December 31, 2023, respectively.

◦Net interest income was $49.0 million for the three months ended December 31, 2024, compared to $47.5 million and $47.7 million for the three months ended September 30, 2024 and December 31, 2023, respectively. When comparing the fourth quarter of 2024 to the third quarter of 2024, the increase in net interest income of $1.6 million, or 3.28% (13.05% annualized), was primarily driven by targeted interest-bearing deposit rate decreases as a result of the Federal Reserve rate decreases since mid-September 2024.

◦Net interest margin was 3.44%, 3.43% and 3.54% for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.43%, 3.42% and 3.51% for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023, respectively.1

▪The yield on earning assets of 5.84% for the three months ended December 31, 2024 decreased 14 basis points from September 30, 2024 and increased 2 basis points from December 31, 2023. The decrease in yield compared to September 30, 2024 was attributable to the net impact of declining interest rates on floating-rate loans as a result of the Federal Reserve decreases to the Prime rate (upon which the majority of the Corporation’s floating rate loans are indexed).

▪The cost of interest-bearing liabilities of 3.03% for the three months ended December 31, 2024 decreased 18 basis points from September 30, 2024 and increased 14 basis points from December 31, 2023. When comparing the fourth quarter of 2024 to the third quarter of 2024, the decrease in the cost of interest-bearing liabilities is primarily the result of the Corporation’s targeted interest-bearing deposit rate decreases in response to the Federal Reserve rate decreases since mid-September 2024.

•Total revenue was $226.6 million for the twelve months ended December 31, 2024 compared to $223.2 million for the twelve months ended December 31, 2023.

◦Net interest income was $187.5 million for the twelve months ended December 31, 2024 compared to $189.8 million for the twelve months ended December 31, 2023. When comparing the twelve months ended December 31, 2024 to the twelve months ended December 31, 2023, the decrease in net interest income of $2.4 million, or 1.24%, was due to an increase in the Corporation's interest expense, as a result of targeted interest-bearing deposit rate increases to ensure both deposit growth and retention, more than offsetting the interest income growth from both year-over-year loan growth and the impact of higher interest rates for much of the 2024 year resulting in greater income on loans, coupled with a higher average balance of earnings on excess liquidity maintained as interest-bearing deposits with the Federal Reserve.

◦Net interest margin was 3.41% and 3.63% for the twelve months ended December 31, 2024 and 2023, respectively. Net interest margin on a fully tax-equivalent basis, a non-GAAP measure, was 3.39% and 3.61% for the twelve months ended December 31, 2024 and 2023, respectively.1

▪The yield on earning assets of 5.88% for the twelve months ended December 31, 2024 increased 31 basis points from the twelve months ended December 31, 2023. The increase in yield compared to December 31, 2023 was attributable to the net benefit of higher interest rates on both variable-rate loans and new loan production.

▪The cost of interest-bearing liabilities of 3.11% for the twelve months ended December 31, 2024 increased 62 basis points from the twelve months ended December 31, 2023 primarily as a result of the Corporation’s targeted interest-bearing deposit rate increases for deposit retention and growth initiatives given the competitive environment resulting from the numerous Federal Reserve rate hikes since the first quarter of 2022 that did not start to have some easing measures until late in 2024.

•Total non-interest income was $10.3 million for the three months ended December 31, 2024 compared to $11.0 million and $9.1 million for the three months ended September 30, 2024 and December 31, 2023, respectively. The three months ended December 31, 2024 included increases in net realized and unrealized losses on equity securities compared to the three months ended September 30, 2024. The increase in fourth quarter 2024 non-interest income compared to the three months ended December 31, 2023 was primarily due to increased wealth and asset management fees and higher pass-through income from small business investment companies ("SBICs"), partially offset by an increase in net realized and unrealized losses on equity securities.

•Total non-interest income was $39.1 million for the twelve months ended December 31, 2024 compared to $33.3 million for the twelve months ended December 31, 2023. This increase was primarily due to higher pass-through income from SBICs coupled with an increase in net realized and unrealized gains on equity securities and an increase in wealth and asset management fees.

Non-Interest Expense

•For the three months ended December 31, 2024 total non-interest expense was $37.8 million, compared to $38.8 million and $38.5 million for the three months ended September 30, 2024 and December 31, 2023, respectively. The decrease of $979 thousand, or 2.52%, from the three months ended September 30, 2024, was primarily due to a decrease in salaries and benefits. The decrease in salaries and benefits resulted primarily from a decrease in incentive compensation accruals (which are based on various components of the Corporation's financial performance for the year), coupled with the timing of retirement plan contribution accruals and lower supplemental executive retirement plan accruals with the departure of an executive during the fourth quarter, as previously disclosed. The $645 thousand decrease in non-interest expense compared to the three months ended December 31, 2023 was primarily due to lower salaries and benefits driven by reduced incentive compensation accruals, along with a decrease in quarterly advertising expense. These decreases were partially offset by higher card processing and interchange expenses resulting from fourth quarter 2023 accrual adjustments related to changes in the Corporation’s cardholder rewards program.

•For the twelve months ended December 31, 2024 total non-interest expense was $150.0 million, compared to $145.3 million for the twelve months ended December 31, 2023. The increase of $4.7 million, or 3.21%, from the twelve months ended December 31, 2023 was primarily a result of an increase in salaries and benefits and technology expenses The increase in salaries and benefits was driven by an increase in personnel costs related to annual merit increases and growth in the Corporation's staff and new offices in its expansion markets (Cleveland, OH and Roanoke, VA), while the increase in technology was primarily due to usage and licensing increases in year-over-year investments in applications aimed at enhancing both customer online banking capabilities, customer call center communications, and in-branch technology delivery channels.

Income Taxes

•Income tax expense for the three months ended December 31, 2024 was $3.6 million, representing a 19.14% effective tax rate, compared to $3.3 million, representing an 19.31% effective tax rate, for the three months ended September 30, 2024 and $3.2 million, representing a 18.45% effective tax rate, for the three months ended December 31, 2023. Income tax expense for the twelve months ended December 31, 2024 was $12.8 million, representing an 18.98% effective tax rate compared to $13.8 million, representing a 19.22% effective tax rate, for the twelve months ended December 31, 2023.

Asset Quality

•Based upon the addition of one larger nonaccrual loan relationship in the fourth quarter of 2024 as discussed above, total nonperforming assets were approximately $59.5 million, or 0.96% of total assets, as of December 31, 2024, compared to $42.0 million, or 0.70% of total assets, as of September 30, 2024, and $31.8 million, or 0.55% of total assets, as of December 31, 2023.

•The allowance for credit losses measured as a percentage of total loans was 1.03% as of December 31, 2024 compared to 1.02% as of September 30, 2024 and 1.03% as of December 31, 2023. In addition, the allowance for credit losses as a percentage of nonaccrual loans was 84.08% as of December 31, 2024, compared to 117.03% and 154.63% as of September 30, 2024 and December 31, 2023, respectively. The change in the allowance for credit losses as a percentage of nonaccrual loans was primarily attributable to the levels of nonperforming assets, as discussed above.

•The provision for credit losses was $2.9 million for the three months ended December 31, 2024, compared to $2.4 million and $1.2 million for the three months ended September 30, 2024 and December 31, 2023, respectively. The $549 thousand increase in the provision expense for the fourth quarter of 2024 compared to the third quarter of 2024 was primarily a result of increased net loan charge-offs in the fourth quarter of 2024. The $1.7 million increase in the provision expense for the three months ended December 31, 2024 compared to the three months ended December 31, 2023 was primarily due to both required provisioning to cover loan portfolio growth, and the increased net loan charge-offs in the fourth quarter of 2024 compared to the fourth quarter of 2023.

•As discussed in more detail above, for the three months ended December 31, 2024, net loan charge-offs were $2.1 million, or 0.19% (annualized) of average total loans and loans held for sale, compared to $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale, during the three months ended September 30, 2024, and $1.2 million, or 0.11% (annualized) of average total loans and loans held for sale, during the three months ended December 31, 2023.

•For the twelve months ended December 31, 2024, net loan charge-offs were $7.5 million, or 0.17%, of average total loans and loans held for sale, compared to $3.4 million, or 0.08%, of average total loans and loans held for sale, during the twelve months ended December 31, 2023, with a couple of the larger charge-offs occurring in the first and second quarters of 2024, as previously disclosed in those periods.

Capital

•As of December 31, 2024, the Corporation’s total shareholders’ equity was $610.7 million, representing an increase of $4.3 million, or 0.71% (2.84% annualized), from September 30, 2024 and an increase of $39.4 million, or 6.91%, from December 31, 2023. The changes resulted from an increase in the Corporation's retained earnings (net income, partially offset by the common and preferred stock dividends paid) and a decrease in accumulated other comprehensive loss primarily from the after-tax impact of temporary unrealized valuation changes in the Corporation’s available-for-sale investment portfolio. The additions to shareholders equity from retained earnings were also partially offset by the Corporation's repurchase of some of its common stock.

•Regulatory capital ratios for the Corporation continue to exceed regulatory “well-capitalized” levels as of December 31, 2024, consistent with prior periods.

•As of December 31, 2024, the Corporation’s ratio of common shareholders' equity to total assets was 8.93% compared to 9.12% at September 30, 2024 and 8.93% at December 31, 2023. As of December 31, 2024, the Corporation’s ratio of tangible common equity to tangible assets, a non-GAAP measure, was 8.28% compared to 8.45% at September 30, 2024 and 8.22% at December 31, 2023. The decrease in the December 31, 2024 ratio compared to September 30, 2024 was primarily the result of an increase in accumulated other comprehensive loss, partially offset by an increase in retained earnings, as discussed above.1

Recent Events

•On January 10, 2025, the Corporation announced that the Corporation and CNB Bank entered into a definitive merger agreement (the “Merger Agreement”) with ESSA in an all-stock transaction. Under the terms of the Merger Agreement, each outstanding share of ESSA Bancorp common stock will be converted into the right to receive 0.8547 shares of the Corporation’s common stock. The transaction is currently expected to close in the third quarter of 2025, subject to customary closing conditions, including the receipt of regulatory approvals, and approval by the shareholders of ESSA Bancorp and the Corporation.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $6.2 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, one drive-up office, one mobile office, and 55 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Worthington, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank's primary market areas. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the Corporation’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Corporation’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” The Corporation’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Such known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, include, but are not limited to, (i) adverse changes or conditions in capital and financial markets, including actual or potential stresses in the banking industry; (ii) changes in interest rates; (iii) the credit risks of lending activities, including our ability to estimate credit losses and the allowance for credit losses, as well as the effects of changes in the level of, and trends in, loan delinquencies and write-offs; (iv) effectiveness of our data security controls in the face of cyber attacks and any reputational risks following a cybersecurity incident; (v) changes in general business, industry or economic conditions or competition; (vi) changes in any applicable law, rule, regulation, policy, guideline or practice governing or affecting financial holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (vii) governmental approvals of the Corporation's pending merger with ESSA may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (viii) the Corporation's shareholders and/or the shareholders of ESSA may fail to approve the merger; (ix) higher than expected costs or other difficulties related to integration of combined or merged businesses; (x) the effects of business combinations and other acquisition transactions, including the inability to realize our loan and investment portfolios; (xi) changes in the quality or composition of our loan and investment portfolios; (xii) adequacy of loan loss reserves; (xiii) increased competition; (xiv) loss of certain key officers; (xv) deposit attrition; (xvi) rapidly changing technology; (xvii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xviii) changes in the cost of funds, demand for loan products or demand for financial services; and (xix) other economic, competitive, governmental or technological factors affecting our operations, markets, products, services and prices. Such developments could have an adverse impact on the Corporation's financial position and results of operations. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. Factors or events that could cause the Corporation’s actual results to differ may emerge from time to time, and it is not possible for the Corporation to predict all of them. The Corporation undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Income Statement
Interest and fees on loans	$74,164	$75,725	$73,014	$293,544	$273,223
Interest and dividends on securities and cash and cash equivalents	9,514	7,510	6,194	31,926	20,473
Interest expense	(34,634)	(35,749)	(31,514)	(138,001)	(103,867)
Net interest income	49,044	47,486	47,694	187,469	189,829
Provision for credit losses	2,930	2,381	1,242	9,222	5,993
Net interest income after provision for credit losses	46,114	45,105	46,452	178,247	183,836
Non-interest income
Wealth and asset management fees	1,976	2,060	1,684	7,845	7,251
Service charges on deposit accounts	1,712	1,790	1,803	6,990	7,372
Other service charges and fees	770	796	727	2,973	3,010
Net realized gains (losses) on available-for-sale securities	83	(9)	—	74	52
Net realized and unrealized gains (losses) on equity securities	(13)	656	543	754	(387)
Mortgage banking	93	197	160	673	676
Bank owned life insurance	784	775	734	3,110	2,945
Card processing and interchange income	2,222	2,241	2,082	8,666	8,301
Other non-interest income	2,694	2,467	1,404	8,029	4,115
Total non-interest income	10,321	10,973	9,137	39,114	33,335
Non-interest expenses
Salaries and benefits	18,501	19,572	19,200	74,536	71,062
Net occupancy expense of premises	3,816	3,701	3,719	14,737	14,509
Technology expense	5,743	5,417	5,525	21,805	20,202
Advertising expense	684	623	1,048	2,545	3,133
State and local taxes	1,090	1,256	1,018	4,726	4,126
Legal, professional, and examination fees	986	940	1,247	4,217	4,414
FDIC insurance premiums	864	846	978	3,718	3,879
Card processing and interchange expenses	1,325	1,193	756	4,575	5,025
Other non-interest expense	4,796	5,236	4,959	19,143	18,992
Total non-interest expenses	37,805	38,784	38,450	150,002	145,342
Income before income taxes	18,630	17,294	17,139	67,359	71,829
Income tax expense	3,566	3,340	3,162	12,784	13,809
Net income	15,064	13,954	13,977	54,575	58,020
Preferred stock dividends	1,076	1,076	1,076	4,302	4,302
Net income available to common shareholders	$13,988	$12,878	$12,901	$50,273	$53,718

Ending shares outstanding	20,987,992	20,994,730	20,896,439	20,987,992	20,896,439
Average diluted common shares outstanding	20,929,885	20,911,862	20,841,528	20,900,037	20,944,376
Diluted earnings per common share	$0.66	$0.61	$0.62	$2.39	$2.55
Cash dividends per common share	$0.180	$0.180	$0.175	$0.710	$0.700
Dividend payout ratio	27%	30%	28%	30%	27%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Average Balances
Total loans and loans held for sale	$4,556,770	$4,536,702	$4,463,644	$4,491,304	$4,396,341
Investment securities	744,149	722,577	730,050	733,055	760,976
Total earning assets	5,674,794	5,503,832	5,343,817	5,499,187	5,232,117
Total assets	6,085,277	5,907,115	5,719,313	5,894,958	5,601,371
Noninterest-bearing deposits	832,168	795,771	759,781	781,780	793,713
Interest-bearing deposits	4,442,150	4,319,606	4,217,771	4,328,430	4,037,554
Shareholders' equity	612,184	597,984	556,245	592,550	550,333
Tangible common shareholders' equity (non-GAAP) (1)	510,308	496,091	454,294	490,647	448,355

Average Yields (annualized)
Total loans and loans held for sale	6.50%	6.66%	6.51%	6.55%	6.23%
Investment securities	2.40%	2.19%	1.96%	2.19%	1.96%
Total earning assets	5.84%	5.98%	5.82%	5.88%	5.57%
Interest-bearing deposits	3.00%	3.19%	2.86%	3.08%	2.42%
Interest-bearing liabilities	3.03%	3.21%	2.89%	3.11%	2.49%

Performance Ratios (annualized)
Return on average assets	0.98%	0.94%	0.97%	0.93%	1.04%
Return on average equity	9.79%	9.28%	9.97%	9.21%	10.54%
Return on average tangible common equity (non-GAAP) (1)	10.90%	10.33%	11.27%	10.25%	11.98%
Net interest margin, fully tax equivalent basis (non-GAAP) (1)	3.43%	3.42%	3.51%	3.39%	3.61%
Efficiency Ratio, fully tax equivalent basis (non-GAAP) (1)	63.02%	65.58%	66.93%	65.47%	64.45%

Net Loan Charge-Offs
CNB Bank net loan charge-offs	$1,719	$837	$747	$5,782	$1,702
Holiday Financial net loan charge-offs	425	383	487	1,730	1,739
Total Corporation net loan charge-offs	$2,144	$1,220	$1,234	$7,512	$3,441
Annualized net loan charge-offs / average total loans and loans held for sale	0.19%	0.11%	0.11%	0.17%	0.08%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	December 31, 2024	September 30, 2024	December 31, 2023
Ending Balance Sheet
Cash and due from banks	$63,771	$75,214	$54,789
Interest-bearing deposits with Federal Reserve	375,009	281,972	164,385
Interest-bearing deposits with other financial institutions	4,255	3,723	2,872
Total cash and cash equivalents	443,035	360,909	222,046
Debt securities available-for-sale, at fair value	468,546	378,965	341,955
Debt securities held-to-maturity, at amortized cost	306,081	328,152	388,968
Equity securities	10,456	10,389	9,301
Loans held for sale	762	768	675
Loans receivable
Syndicated loans	79,882	69,470	108,710
Loans	4,529,074	4,522,438	4,359,718
Total loans receivable	4,608,956	4,591,908	4,468,476
Less: allowance for credit losses	(47,357)	(46,644)	(45,832)
Net loans receivable	4,561,599	4,545,264	4,422,644
Goodwill and other intangibles	43,874	43,874	43,874
Core deposit intangible	206	223	280
Other assets	357,451	346,300	323,214
Total Assets	$6,192,010	$6,014,844	$5,752,957

Noninterest-bearing demand deposits	$819,680	$841,292	$728,881
Interest-bearing demand deposits	706,796	681,056	803,093
Savings	3,122,028	3,040,769	2,960,282
Certificates of deposit	722,860	653,832	506,494
Total deposits	5,371,364	5,216,949	4,998,750
Subordinated debentures	20,620	20,620	20,620
Subordinated notes, net of issuance costs	84,570	84,495	84,267
Other liabilities	104,761	86,417	78,073
Total liabilities	5,581,315	5,408,481	5,181,710
Common stock	—	—	—
Preferred stock	57,785	57,785	57,785
Additional paid in capital	219,876	219,304	220,495
Retained earnings	381,296	371,086	345,935
Treasury stock	(4,689)	(4,516)	(6,890)
Accumulated other comprehensive loss	(43,573)	(37,296)	(46,078)
Total shareholders' equity	610,695	606,363	571,247
Total liabilities and shareholders' equity	$6,192,010	$6,014,844	$5,752,957

Book value per common share	$26.34	$26.13	$24.57
Tangible book value per common share (non-GAAP) (1)	$24.24	$24.03	$22.46

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	December 31, 2024	September 30, 2024	December 31, 2023
Capital Ratios
Tangible common equity / tangible assets (non-GAAP) (1)	8.28%	8.45%	8.22%
Tier 1 leverage ratio (2)	10.43%	10.59%	10.54%
Common equity tier 1 ratio (2)	11.76%	11.64%	11.49%
Tier 1 risk-based ratio (2)	13.41%	13.30%	13.20%
Total risk-based ratio (2)	16.16%	16.06%	15.99%

Asset Quality Detail
Nonaccrual loans	$56,323	$39,855	$29,639
Loans 90+ days past due and accruing	653	666	55
Total nonperforming loans	56,976	40,521	29,694
Other real estate owned	2,509	1,514	2,111
Total nonperforming assets	$59,485	$42,035	$31,805

Asset Quality Ratios
Nonperforming assets / Total loans + OREO	1.29%	0.92%	0.71%
Nonperforming assets / Total assets	0.96%	0.70%	0.55%
Ratio of allowance for credit losses on loans to nonaccrual loans	84.08%	117.03%	154.63%
Allowance for credit losses / Total loans	1.03%	1.02%	1.03%

Consolidated Financial Data Notes:
(1) Management uses non-GAAP financial information in its analysis of the Corporation’s performance. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Corporation’s management believes that investors may use these non-GAAP measures to analyze the Corporation’s financial performance without the impact of unusual items or events that may obscure trends in the Corporation’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

(2) Capital ratios as of December 31, 2024 are estimated pending final regulatory filings.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Three Months Ended,
	December 31, 2024			September 30, 2024			December 31, 2023
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$711,286	2.36%	$4,487	$690,098	2.14%	$3,980	$694,369	1.89%	$3,626
Tax-exempt (1) (2) (4)	25,489	2.67	184	25,368	2.57	178	27,590	2.55	198
Equity securities (1) (2)	7,374	5.77	107	7,111	5.71	102	8,091	5.54	113
Total securities (4)	744,149	2.40	4,778	722,577	2.19	4,260	730,050	1.96	3,937
Loans receivable:
Commercial (2) (3)	1,458,902	6.77	24,824	1,457,192	7.02	25,708	1,467,452	7.07	26,165
Mortgage and loans held for sale (2) (3)	2,965,914	6.12	45,633	2,947,787	6.25	46,278	2,860,619	5.99	43,166
Consumer (3)	131,954	11.93	3,956	131,723	11.93	3,950	135,573	11.38	3,890
Total loans receivable (3)	4,556,770	6.50	74,413	4,536,702	6.66	75,936	4,463,644	6.51	73,221
Interest-bearing deposits with the Federal Reserve and other financial institutions	373,875	5.08	4,771	244,553	5.33	3,279	150,123	6.06	2,292
Total earning assets	5,674,794	5.84	$83,962	5,503,832	5.98	$83,475	5,343,817	5.82	$79,450
Noninterest-bearing assets:
Cash and due from banks	59,445			58,472			55,815
Premises and equipment	124,398			118,404			109,469
Other assets	273,326			272,377			256,253
Allowance for credit losses	(46,686)			(45,970)			(46,041)
Total non interest-bearing assets	410,483			403,283			375,496
TOTAL ASSETS	$6,085,277			$5,907,115			$5,719,313
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$686,359	0.83%	$1,437	$682,690	0.86%	$1,477	$778,488	0.55%	$1,081
Savings	3,068,451	3.26	25,139	3,076,351	3.55	27,461	2,920,026	3.36	24,712
Time	687,340	4.02	6,953	560,565	4.03	5,684	519,257	3.50	4,587
Total interest-bearing deposits	4,442,150	3.00	33,529	4,319,606	3.19	34,622	4,217,771	2.86	30,380
Short-term borrowings	—	0.00	—	—	0.00	—	0	0.00	0
Finance lease liabilities	212	3.75	2	236	5.06	3	305	3.90	3
Subordinated notes and debentures	105,153	4.17	1,103	105,077	4.26	1,124	104,849	4.28	1,131
Total interest-bearing liabilities	4,547,515	3.03	$34,634	4,424,919	3.21	$35,749	4,322,925	2.89	$31,514
Demand—noninterest-bearing	832,168			795,771			759,781
Other liabilities	93,410			88,441			80,362
Total Liabilities	5,473,093			5,309,131			5,163,068
Shareholders’ equity	612,184			597,984			556,245
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$6,085,277			$5,907,115			$5,719,313
Interest income/Earning assets		5.84%	$83,962		5.98%	$83,475		5.82%	$79,450
Interest expense/Interest-bearing liabilities		3.03	34,634		3.21	35,749		2.89	31,514
Net interest spread		2.81%	$49,328		2.77%	$47,726		2.93%	$47,936
Interest income/Earning assets		5.84%	83,962		5.98%	83,475		5.82%	79,450
Interest expense/Earning assets		2.41	34,634		2.56	35,749		2.31	31,514
Net interest margin (fully tax-equivalent)		3.43%	$49,328		3.42%	$47,726		3.51%	$47,936

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023 was $284 thousand, $240 thousand and $242 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the three months ended December 31, 2024, September 30, 2024 and December 31, 2023 was $(47.0) million, $(51.1) million and $(68.5) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	Twelve Months Ended,
	December 31, 2024			December 31, 2023
	Average Balance	Annual Rate	Interest Inc./Exp.	Average Balance	Annual Rate	Interest Inc./Exp.
ASSETS:
Securities:
Taxable (1) (4)	$700,078	2.14%	$16,059	$720,818	1.89%	$14,766
Tax-exempt (1) (2) (4)	25,919	2.60	731	30,153	2.59	844
Equity securities (1) (2)	7,058	5.71	403	10,005	5.09	509
Total securities (4)	733,055	2.19	17,193	760,976	1.96	16,119
Loans receivable:
Commercial (2) (3)	1,440,667	6.88	99,184	1,501,202	6.63	99,587
Mortgage and loans held for sale (2) (3)	2,920,537	6.15	179,645	2,765,484	5.77	159,606
Consumer (3)	130,100	11.95	15,547	129,655	11.47	14,868
Total loans receivable (3)	4,491,304	6.55	294,376	4,396,341	6.23	274,061
Interest-bearing deposits with the Federal Reserve and other financial institutions	274,828	5.41	14,856	74,800	6.03	4,513
Total earning assets	5,499,187	5.88	$326,425	5,232,117	5.57	$294,693
Noninterest-bearing assets:
Cash and due from banks	56,295			54,824
Premises and equipment	116,341			107,635
Other assets	269,167			251,725
Allowance for credit losses	(46,032)			(44,930)
Total non interest-bearing assets	395,771			369,254
TOTAL ASSETS	$5,894,958			$5,601,371
LIABILITIES AND SHAREHOLDERS’ EQUITY:
Demand—interest-bearing	$705,488	0.77%	$5,451	$853,632	0.54%	$4,626
Savings	3,052,031	3.46	105,675	2,666,905	2.92	77,782
Time	570,911	3.92	22,367	517,017	2.97	15,362
Total interest-bearing deposits	4,328,430	3.08	133,493	4,037,554	2.42	97,770
Short-term borrowings	—	0.00	—	35,224	5.07	1,787
Finance lease liabilities	247	4.45	11	339	4.42	15
Subordinated notes and debentures	105,039	4.28	4,497	104,735	4.10	4,295
Total interest-bearing liabilities	4,433,716	3.11	$138,001	4,177,852	2.49	$103,867
Demand—noninterest-bearing	781,780			793,713
Other liabilities	86,912			79,473
Total Liabilities	5,302,408			5,051,038
Shareholders’ equity	592,550			550,333
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,894,958			$5,601,371
Interest income/Earning assets		5.88%	$326,425		5.57%	$294,693
Interest expense/Interest-bearing liabilities		3.11	138,001		2.49	103,867
Net interest spread		2.77%	$188,424		3.08%	$190,826
Interest income/Earning assets		5.88%	326,425		5.57%	294,693
Interest expense/Earning assets		2.49	138,001		1.96	103,867
Net interest margin (fully tax-equivalent)		3.39%	$188,424		3.61%	$190,826

(1) Includes unamortized discounts and premiums.
(2) Average yields are stated on a fully taxable equivalent basis (calculated using statutory rates of 21%) resulting from tax-free municipal securities in the investment portfolio and tax-free municipal loans in the commercial loan portfolio. The taxable equivalent adjustment to net interest income for the twelve months ended December 31, 2024 and 2023, was $955 thousand and $997 thousand, respectively.
(3) Average loans receivable outstanding includes the average balance outstanding of all nonaccrual loans. Loans receivable consist of the average of total loans receivable less average unearned income. In addition, loans receivable interest income consists of loans receivable fees, including PPP deferred processing fees.
(4) Average balance is computed using the fair value of AFS securities and amortized cost of HTM securities. Average yield has been computed using amortized cost average balance for AFS and HTM securities. The adjustment to the average balance for securities in the calculation of average yield for the twelve months ended December 31, 2024 and 2023 was $(53.1) million and $(61.1) million, respectively.

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	December 31, 2024	September 30, 2024	December 31, 2023
Calculation of tangible book value per common share and tangible common equity / tangible assets (non-GAAP):
Shareholders' equity	$610,695	$606,363	$571,247
Less: preferred equity	57,785	57,785	57,785
Common shareholders' equity	552,910	548,578	513,462
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	206	223	280
Tangible common equity (non-GAAP)	$508,830	$504,481	$469,308

Total assets	$6,192,010	$6,014,844	$5,752,957
Less: goodwill and other intangibles	43,874	43,874	43,874
Less: core deposit intangible	206	223	280
Tangible assets (non-GAAP)	$6,147,930	$5,970,747	$5,708,803

Ending shares outstanding	20,987,992	20,994,730	20,896,439

Book value per common share (GAAP)	$26.34	$26.13	$24.57
Tangible book value per common share (non-GAAP)	$24.24	$24.03	$22.46

Common shareholders' equity / Total assets (GAAP)	8.93%	9.12%	8.93%
Tangible common equity / Tangible assets (non-GAAP)	8.28%	8.45%	8.22%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Calculation of net interest margin:
Interest income	$83,678	$83,235	$79,208	$325,470	$293,696
Interest expense	34,634	35,749	31,514	138,001	103,867
Net interest income	$49,044	$47,486	$47,694	$187,469	$189,829

Average total earning assets	$5,674,794	$5,503,832	$5,343,817	$5,499,187	$5,232,117

Net interest margin (GAAP) (annualized)	3.44%	3.43%	3.54%	3.41%	3.63%

Calculation of net interest margin (fully tax equivalent basis) (non-GAAP):
Interest income	$83,678	$83,235	$79,208	$325,470	$293,696
Tax equivalent adjustment (non-GAAP)	284	240	242	955	997
Adjusted interest income (fully tax equivalent basis) (non-GAAP)	83,962	83,475	79,450	326,425	294,693
Interest expense	34,634	35,749	31,514	138,001	103,867
Net interest income (fully tax equivalent basis) (non-GAAP)	$49,328	$47,726	$47,936	$188,424	$190,826

Average total earning assets	$5,674,794	$5,503,832	$5,343,817	$5,499,187	$5,232,117
Less: average mark to market adjustment on investments (non-GAAP)	(46,988)	(51,075)	(68,546)	(53,087)	(61,089)
Adjusted average total earning assets, net of mark to market (non-GAAP)	$5,721,782	$5,554,907	$5,412,363	$5,552,274	$5,293,206

Net interest margin, fully tax equivalent basis (non-GAAP) (annualized)	3.43%	3.42%	3.51%	3.39%	3.61%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Calculation of PPNR (non-GAAP): (1)
Net interest income	$49,044	$47,486	$47,694	$187,469	$189,829
Add: Non-interest income	10,321	10,973	9,137	39,114	33,335
Less: Non-interest expense	37,805	38,784	38,450	150,002	145,342
PPNR (non-GAAP)	$21,560	$19,675	$18,381	$76,581	$77,822

(1) Management believes that this is an important metric as it illustrates the underlying performance of the Corporation, it enables investors and others to assess the Corporation's ability to generate capital to cover credit losses through the credit cycle and provides consistent reporting with a key metric used by bank regulatory agencies.

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Calculation of efficiency ratio:
Non-interest expense	$37,805	$38,784	$38,450	$150,002	$145,342

Non-interest income	$10,321	$10,973	$9,137	$39,114	$33,335
Net interest income	49,044	47,486	47,694	187,469	189,829
Total revenue	$59,365	$58,459	$56,831	$226,583	$223,164
Efficiency ratio	63.68%	66.34%	67.66%	66.20%	65.13%

Calculation of efficiency ratio (fully tax equivalent basis) (non-GAAP):
Non-interest expense	$37,805	$38,784	$38,450	$150,002	$145,342
Less: core deposit intangible amortization	16	18	19	73	84
Adjusted non-interest expense (non-GAAP)	$37,789	$38,766	$38,431	$149,929	$145,258

Non-interest income	$10,321	$10,973	$9,137	$39,114	$33,335

Net interest income	$49,044	$47,486	$47,694	$187,469	$189,829
Less: tax exempt investment and loan income, net of TEFRA (non-GAAP)	1,508	1,473	1,383	5,635	5,425
Add: tax exempt investment and loan income (fully tax equivalent basis) (non-GAAP)	2,111	2,123	1,968	8,068	7,635
Adjusted net interest income (fully tax equivalent basis) (non-GAAP)	49,647	48,136	48,279	189,902	192,039
Adjusted net revenue (fully tax equivalent basis) (non-GAAP)	$59,968	$59,109	$57,416	$229,016	$225,374

Efficiency ratio (fully tax equivalent basis) (non-GAAP)	63.02%	65.58%	66.93%	65.47%	64.45%

CNB FINANCIAL CORPORATION
CONSOLIDATED FINANCIAL DATA
Unaudited
(dollars in thousands, except per share data)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Calculation of return on average tangible common equity (non-GAAP):
Net income	$15,064	$13,954	$13,977	$54,575	$58,020
Less: preferred stock dividends	1,076	1,076	1,076	4,302	4,302
Net income available to common shareholders	$13,988	$12,878	$12,901	$50,273	$53,718

Average shareholders' equity	$612,184	$597,984	$556,245	$592,550	$550,333
Less: average goodwill & intangibles	44,091	44,108	44,166	44,118	44,193
Less: average preferred equity	57,785	57,785	57,785	57,785	57,785
Tangible common shareholders' equity (non-GAAP)	$510,308	$496,091	$454,294	$490,647	$448,355

Return on average equity (GAAP) (annualized)	9.79%	9.28%	9.97%	9.21%	10.54%
Return on average common equity (GAAP) (annualized)	10.04%	9.48%	10.27%	9.40%	10.91%
Return on average tangible common equity (non-GAAP) (annualized)	10.90%	10.33%	11.27%	10.25%	11.98%